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                                                                                   Exhibit 99(a)

                            Entergy Arkansas, Inc.
           Computation of Ratios of Earnings to Fixed Charges and
      Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                        June 30,
                                                             1998     1999     2000     2001     2002     2003
Fixed charges, as defined:
  Total Interest Charges                                    $96,685  $97,023 $101,600 $109,523 $103,210  $95,536
  Interest applicable to rentals                             15,511   17,289   16,449   14,563   12,762   15,090
                                                           -----------------------------------------------------

Total fixed charges, as defined                             112,196  114,312  118,049  124,086  115,972  110,626

Preferred dividends, as defined (a)                          16,763   17,836   13,479   12,348   11,869   11,493
                                                           -----------------------------------------------------

Combined fixed charges and preferred dividends, as defined $128,959 $132,148 $131,528 $136,434 $127,841 $122,119
                                                           =====================================================

Earnings as defined:

  Net Income                                               $110,951  $69,313 $137,047 $178,185 $135,643 $168,240
  Add:
    Provision for income taxes:
       Total                                                 71,374   54,012  100,512  105,933   71,404   87,873
    Fixed charges as above                                  112,196  114,312  118,049  124,086  115,972  110,626
                                                           -----------------------------------------------------
Total earnings, as defined                                 $294,521 $237,637 $355,608 $408,204 $323,019 $366,739
                                                           =====================================================

Ratio of earnings to fixed charges, as defined                 2.63     2.08     3.01     3.29     2.79     3.32
                                                           =====================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                               2.28     1.80     2.70     2.99     2.53     3.00
                                                           =====================================================

------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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